Exhibit 15
May 19, 2006
The Shareholders and Board of Directors of
     Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Schering-Plough Corporation and subsidiaries for the three-month periods ended March 31, 2006 and 2005, and have issued our report dated April 27, 2006 (which report included an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey